AMENDMENT NO. 1 TO

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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OCCAM NETWORKS, INC.

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OCCAM NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD October     , 2004

To our stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Occam Networks, Inc., a Delaware corporation, will be held on October     , 2004, at 10:00 a.m. Pacific Time, at our principal executive office located at 77 Robin Hill Road, Santa Barbara, California 93117, for the following purposes as more fully described in the proxy statement accompanying this notice:

1.	To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock of the company from 400,000,000 shares to 750,000,000 shares, to increase the number of shares of preferred stock designated as Series A-2 preferred stock from 3,000,000 shares to 3,250,000 shares, and to increase the total number of shares the company is authorized to issue from 405,000,000 shares to 755,000,000 shares;

2.	To re-adopt provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to effect certain amendments to our certificate of incorporation;

3.	To elect five directors to serve until our next annual meeting, or in each case until their successors are duly elected or appointed and qualified or until their earlier resignation or removal;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2004 fiscal year; and

5.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on August 11, 2004, are entitled to notice of and to vote at the annual meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at our executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please submit your proxy according to the instructions enclosed. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.

Sincerely,

[Insert signature graphic]

ROBERT L. HOWARD-ANDERSON
President and Chief Executive Officer

Santa Barbara, California

September     , 2004

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY ACCORDING TO THE ENCLOSED INSTRUCTIONS.

OCCAM NETWORKS, INC.

77 ROBIN HILL ROAD

SANTA BARBARA, CALIFORNIA 93117

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON October     , 2004

GENERAL INFORMATION

The board of directors of Occam Networks, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2004 annual meeting of stockholders to be held at 10:00 a.m., Pacific Time, on October     , 2004, at our principal executive office located at 77 Robin Hill Road, Santa Barbara, California 93117.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote, and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our company as “Occam.” References to Occam include Accelerated Networks, Inc., which was the name of our company prior to May 2002. References to Occam CA refer to Occam Networks Inc., a California corporation, which we acquired in May 2002 and whose name we adopted after the acquisition. The term “proxy materials” includes this proxy statement as well as the enclosed proxy card or proxy submission information provided by your broker. References to “fiscal 2003” mean our 2003 fiscal year ended December 31, 2003, and references to “fiscal 2004” refer to our 2004 fiscal year which will end on December 31, 2004.

Our board of directors is sending this proxy statement on or about September     , 2004, to all of our stockholders as of the record date, August 11, 2004. Stockholders who owned our common stock or our Series A-2 preferred stock at the close of business on August 11, 2004, are entitled to attend and vote at the annual meeting. On the record date, we had approximately 267,730,023 shares of our common stock issued and outstanding and 2,224,110 shares of Series A-2 preferred stock issued and outstanding. We had approximately 6,500 common stockholders and 18 Series A-2 preferred stockholders of record as of the record date. We believe that our common stock is held by more than 400 beneficial owners and that our Series A-2 preferred stock is held by 18 beneficial owners.

Classes of Stock and Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting our company. The three proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,”. “Proposal Three, and “Proposal Four.” Each share of Occam common stock you own entitles you to one vote. In accordance with Occam’s certificate of designation of Series A-2 convertible preferred stock, each share of Occam Series A-2 preferred stock is entitled to one vote for each full share of common stock into which the Series A-2 preferred stock would be convertible on the record date and to vote together with the holders of common stock as a single class upon any matter submitted to the stockholders for a vote. As of the record date, each share of Series A-2 preferred stock was convertible into approximately 90.9 shares of common stock. You can vote by submitting your proxy according to the enclosed instructions or by attending the annual meeting. You may be able to vote by touch-tone telephone or over the Internet if your proxy materials include instructions for voting in these manners.

Methods of Voting

Voting by Mail. By signing and returning the enclosed proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card, known as “proxies,” to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the approval and amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of common stock of the company from 400,000,000 shares to 750,000,000 shares, to increase the number of shares of preferred stock designated as Series A-2 preferred stock from 3,000,000 shares to 3,250,000 shares, and to increase the total number of shares the company is authorized to issue from 405,000,000 shares to 755,000,000 shares;

•	FOR the re-adoption of provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to effect certain amendments to our certificate of incorporation;

•	FOR the five nominees for director identified in Proposal Three; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2004 fiscal year.

If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please submit your proxies according to the instructions on each proxy card to ensure that all of your shares are voted. We encourage you to consolidate multiple accounts by contacting your broker, if you hold your shares through a brokerage account, or otherwise through our transfer agent, U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204-2991. Please note that shares held in certain type of accounts cannot be consolidated with other accounts. For example, retirement and non-retirement accounts generally cannot be consolidated.

Voting by Telephone. You may be able to vote by telephone. If so, instructions are included with your proxy materials. If you submit your proxy by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet. You may be able to submit your proxy on the Internet. If so, instructions are included with your proxy materials. If you submit your proxy on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. If you plan to attend the annual meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in your name. In that case, and if you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. In order to do this, you may either:

•	sign and return another proxy bearing a later date;

•	provide written notice of the revocation to Corporate Secretary, c/o Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, California 93117, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of our outstanding shares as of the record date, August 11, 2004, must be present in order to hold the meeting and to conduct business. For purposes of determining a quorum, each share of Occam Series A-2 preferred stock will be treated on an as-if-converted to common stock basis. As of the record date, each share of Series A-2 preferred stock was convertible into approximately 90.9 shares of common stock. If a quorum is not present at the scheduled time of the annual meeting, the stockholders who are present may adjourn the annual meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given, unless the adjournment is for more than thirty days, or if after the adjournment a new record date is set for the adjourned meeting. An adjournment will have no effect on the business that may be conducted at the annual meeting. Your shares will be counted as being present at the meeting if you appear in person at the meeting or if you submit your proxy over the Internet, by telephone, or by submitting a properly executed proxy card.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the annual meeting are described below. Please note that for purposes of determining the number of shares of outstanding voting stock of the company, each share of Occam Series A-2 preferred stock will be treated on an as-if-converted to common stock basis. As of the record date, each share of Series A-2 preferred stock was convertible into approximately 90.9 shares of common stock.

Proposal One — Approval of Amendment of our Amended and Restated Certificate of Incorporation to Increase the Authorized Number of Shares. Approval of the amendment of our amended and restated certificate of incorporation to increase the authorized number of shares of common stock of the company from 400,000,000 shares to 750,000,000 shares, to increase the number of shares of preferred stock designated as Series A-2 preferred stock from 3,000,000 shares to 3,250,000 shares and to increase the total number of shares the company is authorized to issue from 405,000,000 shares to 755,000,000 shares will require the affirmative vote of at least 66 2/3% of our outstanding voting stock of the company including the Series A-2 preferred stock, voting on an as-converted basis, in person or by proxy, the affirmative vote of a majority of the shares of common stock outstanding, in person or by proxy, voting as a separate class, and the affirmative vote of at least majority of the outstanding Series A-2 preferred stock, in person or by proxy, voting as a separate class. In addition, we are party to an amended and restated investors’ rights agreement with the holders of our Series A-2 preferred stock and other former holders of our preferred stock that has since been converted to common stock. This agreement provides that we will not increase the number of Series A-2 preferred shares without the approval of the holders of at least 66 2/3% of our outstanding Series A-2 preferred stock.

Proposal Two — Approval of the amendment of our certificate of incorporation to re-adopt provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock. Approval of the amendment of our certificate of incorporation to re-adopt provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to effect certain amendments to our certificate of incorporation, will require the affirmative vote of at least 66 2/3% of the outstanding voting stock of the company in person or by proxy, voting together as a single class.

Proposal Three — Election of Directors. The five nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

Under Delaware law, cumulative voting in the election of directors is not mandatory, but is a permitted option. Our certificate of incorporation does not provide for cumulative voting rights. Nevertheless, Section 708 of the California General Corporation Law, currently applicable to us by virtue of Section 2115 of the California General Corporation Law, requires that companies allow cumulative voting. Under Section 2115 of the California General Corporation Law (the “CGCL”), certain foreign corporations (i.e., corporations not organized under California law such as Occam) are placed in a special category if they have characteristics of ownership and operation that indicate that they have significant contacts with California. So long as the foreign corporation is in this special category and it is not listed on one of the approved national stock exchanges or the Nasdaq National Market, it is subject to a number of key provisions of the CGCL despite not being a California corporation. We are currently subject to Section 2115. So long as we are subject to Section 2115, regardless of our state of incorporation, we will permit cumulative voting if any stockholder properly requests to cumulate votes. Stockholders may be entitled to as many votes as equal the number of shares of common stock held by such stockholder multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single nominee or may distribute them among two or more nominees. For example, if you own 10 shares and 11 directors are being elected, you have 110 votes — you can cast all of them for one or more directors if you so choose. No stockholder, however, will be entitled to cumulate votes unless the name(s) of the candidate(s) has (have) been placed in nomination prior to the commencement of the voting in accordance with Article II, Section 11 of our bylaws (which requires that nominations made other than by the board of directors be made by notification in writing delivered or mailed to the Secretary of Occam not less than 120 days prior to any meeting of stockholders) and a stockholder has given at least two days written notice to the Secretary of Occam of an intention to cumulate votes prior to the voting. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination, in which event votes represented by proxies delivered pursuant to this proxy statement may be cumulated, in the discretion of the proxy holders, in accordance with the recommendation of the board of directors. Discretionary authority to cumulate votes in such event is, therefore, solicited in this proxy statement.

Proposal Four — Ratification of PricewaterhouseCoopers LLP as Independent Accountants. Approval of the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for fiscal 2004 will require the affirmative vote of a majority of the shares present at the annual meeting, in person or by proxy.

You may vote either “FOR” or “WITHHOLD” your vote for each nominee for election as a director. You may vote “FOR,” “AGAINST,” or “ABSTAIN” from voting on the proposals to amend our amended and restated certificate of incorporation and to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants.

Abstentions and Broker Non-Votes

If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted as present for the purpose of determining a quorum, but they will not be voted on any matter at the annual meeting. Consequently, if you abstain from voting on the proposals to amend our amended and restated certificate of incorporation and to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants, your abstention will have the same effect as a vote against the proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine matters but expressly instructing that the broker is NOT voting on non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum but are not counted for determining the number of votes cast for or against a proposal. Your broker will have discretionary authority to vote your shares on each of the proposals, which are all routine matters. To the extent your brokerage firm submits a broker non-vote with respect to your shares on these routine proposals, your shares will be counted as present for the purpose of determining whether a quorum exists with respect to consideration of that proposal but will not be deemed “votes cast” with respect to that proposal. Accordingly, broker non-votes will have no effect on the outcome of the vote with respect to each of the proposals.

Voting Results

Final voting results will be announced at the meeting and will be published in Occam’s Quarterly Report on Form 10-Q for the third quarter of fiscal 2004, filed with the Securities and Exchange Commission. After the report is filed, you may obtain a copy by:

•	contacting our Investor Relations department at 1-805-692-2900; or

•	viewing our Quarterly Report on Form 10-Q for the third quarter of fiscal 2004 on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, and mailing of proxy materials. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Proxies also may be solicited by certain of the company’s directors, officers and other employees, without additional compensation, personally or by other means. We expect our transfer agent, U.S. Stock Transfer Corporation, to tabulate the proxies and act as inspector of the election.

Deadline for Receipt of Stockholder Proposals for 2005 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. We currently expect our 2005 annual meeting of stockholders to be held on or about June 1, 2005. Proposals of our stockholders intended to be presented for consideration at our 2005 annual meeting of stockholders must be received by us no later than April 26, 2005, in order that they may be included in the proxy statement and form of proxy related to that meeting, unless the date of the 2005 annual meeting is moved by more than 30 days from June 1, 2005.

If a stockholder intends to submit a proposal at the company’s 2005 Annual Meeting, which is not eligible for inclusion in the proxy statement relating to that meeting, the stockholder must give the company notice no later than July 11, 2005 in accordance with the requirements set forth in the Securities

Exchange Act of 1934, as amended, unless the date of the 2005 annual meeting is moved by more than 30 days from June 1, 2005. If such a stockholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the company’s 2005 Annual Meeting.

Further Information

We will provide without charge to each stockholder solicited by these proxy solicitation materials a copy of Occam’s Annual Report on Form 10-K, including any exhibits not contained in the copy being mailed with this proxy statement, upon request of the stockholder made in writing to Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, CA 93117, Attn: Investor Relations. You can also access our SEC filings, including our Annual Report on Form 10-K, on the SEC website at www.sec.gov.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE AUTHORIZED SHARES

At this annual meeting, stockholders will be asked to approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of common stock of the company from 400,000,000 shares to 750,000,000 shares, to increase the number of shares of preferred stock designated as Series A-2 preferred stock from 3,000,000 shares to 3,250,000 shares and to increase the total number of shares the company is authorized to issue from 405,000,000 shares to 755,000,000 shares. The total number of shares the company is authorized to issue includes 5,000,000 shares of preferred stock. The company is not seeking to increase its authorized number of shares of preferred stock. Copies of the proposed amendments to the certificate of incorporation and the certificate of designation of the Series A-2 preferred stock are attached to this proxy statement as Annex A and Annex B. Our board of directors considered and subject to stockholder approval, unanimously approved these increases at a board of directors meeting held August 24, 2004.

Capitalization

The following table sets forth our capitalization as of September 1, 2004. The adjusted data gives the effect to:

•	the increase in the authorized number of shares of common stock from 400,000,000 shares to 750,000,000 shares;

•	the increase in the number of shares of preferred stock designated as Series A-2 preferred stock from 3,000,000 shares to 3,250,000 shares;

•	the increase in the total number of shares that we are authorized to issue from 405,000,000 shares to 755,000,000 shares;

•	completion of our anticipated rights offering, assuming 900,000 shares of Series A-2 preferred stock are offered in connection with the rights offering and assuming various levels of participation in the rights offering.

	As of September 1, 2004
		As adjusted
	Actual	As proposed, prior to the Rights Offering	Assuming 40% Participation in Rights Offering	Assuming 60% Participation in Rights Offering	Assuming 80% Participation in Rights Offering	Assuming 100% Participation in Rights Offering
	(in thousands, except share and per share data)
Common stock, $0.001 par value Authorized	400,000,000	750,000,000	750,000,000	750,000,000	750,000,000	750,000,000
Issued & outstanding	268,387,002	268,387,002	268,387,002	268,387,002	268,387,002	268,387,002
Reserved for issuance(1)	324,233,083	346,958,083	346,958,083	346,958,083	346,958,083	346,958,083
		(2)
Authorized but not issued or reserved	(192,620,085)	134,654,915	134,654,915	134,654,915	134,654,915	134,654,915
Authorized preferred stock	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
Series A-2 convertible preferred stock, par value $0.001 per share Authorized	3,000,000	3,250,000	3,250,000	3,250,000	3,250,000	3,250,000
Issued & outstanding	2,224,110	2,224,110	2,584,110	2,764,110	2,944,110	3,124,110
Reserved	226,800	226,800	16,800	—	—	—
Authorized but not issued or reserved	549,090	799,090	(649,090)	485,890	305,890	125,890
Total shares outstanding on an as-converted basis	470,558,601	470,558,601	503,282,601	519,644,601	536,000,601	552,368,601

(1)	Includes 47,272,788 shares reserved for issuance under the 2000 Stock Incentive Plan, 4,260,295 shares reserved for issuance under the Employee Stock Purchase Plan and 272,700,000 shares reserved for issuance upon conversion of authorized shares of Series A-2 preferred stock.

(2)	Includes 22,725,000 reserved for issuance of additional Series A-2 preferred stock.

This proxy statement is neither an offer to sell nor a solicitation of an offer to sell the securities described herein, as part of a rights offering or otherwise. We have not yet determined when we will commence the rights offering, if at all, but we expect to file a registration statement relating to the rights offering within the next six months. No offers or sales of securities in connection with the rights offering may be made unless and until all applicable state securities laws have been satisfied and the SEC has declared our registration statement to be effective.

Reasons for the Increase in Authorized Number of Shares of Common Stock

The proposed increase in the number of authorized shares of common stock is so that the company has enough shares for the following purposes:

•	the issuance of up to 202,171,599 shares of common stock upon conversion of our outstanding Series A-2 preferred stock;

•	the issuance of up to 20,616,120 shares of common stock upon conversion of the shares of Series A-2 preferred stock that are issuable upon exercise of warrants issued to Alta Embarcadero Partners III, LLC and Alta California Partners III, L.P. Note that these shares may be redirected toward shares of Series A-2 preferred stock issued in the rights offering if we sell more than 150,000 shares of Series A-2 preferred stock in the rights offering, resulting in a decrease in the number of shares issuable pursuant to the Alta warrants. See “Increase for Issuance of Alta Warrants” below;

•	the issuance of up to 61,193,880 shares of common stock upon conversion of shares of Series A-2 preferred stock that we expect to make available for issuance to existing stockholders of the company in connection with the rights offering described below;

•	The issuance of up to 11,443,401 shares of common stock upon conversion of the additional 125,890 shares of A-2 preferred stock that may be issued at the discretion of our board of directors; and

•	54,575,000 shares of common stock as an additional reserve to be issued in transactions that we may consider in the future.

In the event that the warrants issued to Alta are terminated or expire without being exercised and/or less than 900,000 shares of Series A-2 preferred stock are issued in connection with the proposed rights offering, any shares of unissued Series A-2 preferred stock and any shares of common stock reserved for issuance upon conversion of such Series A-2 preferred stock shall also serve as additional reserve to be issued at the discretion of our board of directors in transactions they may consider in the future.

Anti-Takeover Effects of Increase in Authorized Number of Shares of Common Stock

Companies will sometimes increase their authorized number of shares of common stock as a defensive measure to fend off hostile offers. Because the board of directors has the ability to authorize the issuance of the shares without further stockholder approval once the shares are authorized, except as may be required by applicable laws or the rules of any stock exchange or national securities association trading system on which the securities may in the future be listed or traded, it could authorize the issuance of the shares to employees or other stockholders who would vote against a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the company’s securities and the removal of incumbent management, even if such a transaction were favorable to the company’s stockholders. In such a case, stockholders might be deprived of benefits that could result from such an attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that could result from such an attempt. The proposed amendment may have the effect of permitting the company’s current management, including the current board of directors, to retain their position, and place management and the board in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Occam’s business.

The shares also could be issued in a private placement, meaning that all of the company’s stockholders would not be able to participate in the offering and that a single purchaser or group of purchasers could purchase all of the shares and acquire a majority interest in the company. No holders of our common stock have preemptive rights to subscribe to additional securities that we may issue, meaning they do not have a right to maintain their proportionate ownership of the company. Holders of our Series A-2 preferred stock do have a contractual participation right, as described above, that would permit them to maintain their percentage ownership in the event we issue additional stock in future private financings.

This proposal is not part of a plan by management to adopt a series of anti-takeover amendments and the company does not presently intend to propose other anti-takeover measures in future proxy solicitations.

While the amendment may have anti-takeover ramifications, the board believes the flexibility to offer shares without delay for any business purpose offered by the amendment outweighs any disadvantages. To the extent that the amendment may have anti-takeover effects, it may encourage persons seeking to acquire the company to negotiate directly with the board, thus enabling the board to consider the proposed transaction in a manner that best serves the interest of the company’s stockholders.

In addition to the potential anti-takeover effect of the amendment, to the extent that we raise additional capital through the sale of equity or securities convertible into equity, the issuance of the securities may have a dilutive effect of the equity and voting rights of our existing stockholders and a decrease in our earnings per share.

Other than as described above, we do not have any other current plans, proposals or arrangements, written or otherwise, to issue additional shares of common stock at this time. We do not know of any efforts to accumulate our common stock or obtain control of the company by means of a merger, tender offer, solicitation in opposition or otherwise. Our board does not intend to authorize the issuance of any common stock except on terms which our board deems to be in the company’s best interest and in the best interests of our then-existing stockholders.

Other Provisions of our Certificate of Incorporation and Bylaws that have Anti-Takeover Effects

The following is a brief summary of certain other provisions of our amended and restated certificate of incorporation and bylaws that may have anti-takeover effects:

Provision	Anti-Takeover Effect
Amended and Restated Certificate of Incorporation

Article IV authorizing the board to issue up to 5,000,000 shares of preferred stock, with rights and preferences fixed by the board, at anytime, without further stockholder approval. Of these shares of preferred stock, 3,000,000 have been designated as Series A-2 preferred stock and 2,224,110 of such shares are currently issued and outstanding.	The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock and the voting and other rights of the holders of our common stock may be adversely affected. The issuance of preferred stock may result in the loss of voting control to others.

Article V authorizing the board to amend, repeal, alter or rescind the bylaws at anytime without stockholder approval, and requiring stockholder amendments to the bylaws to be approved by at least 66 2/3% of outstanding shares entitled to vote.	Enhances board control over our bylaws and limits the ability of our stockholders to effect changes quickly with a simple majority vote.

Article VI which provides that vacancies on the board may only be filled by vote of the remaining members of the board, and also provides that a director may only be removed by stockholders if such removal is for cause and stockholders supporting such removal hold at least 66 2/3% of the outstanding voting stock.	Limits or eliminates the ability of a potential acquiror from gaining influence at the board level until the next stockholder meeting called for purposes of election of the board. Limits the ability of stockholders to remove members of the board outside of a meeting called for purposes of electing directors.

Article VII which prohibits actions by written consent of the stockholders of Occam, imposes requirements, limitations and restrictions on stockholder proposals to be considered at annual stockholder meetings or special stockholder meetings, and provides that special meetings of stockholders may only be called by the chairman of the board of directors or a majority of the members of the board.	Limits the ability of a potential acquiror or stockholders favoring a change of control from acting quickly without a meeting or by special meeting.

Article X which requires any amendment or repeal of Articles IV (authorized shares and preferred stock), V (amendments to the bylaws), VI (number of directors, election of directors and vacancies), VII (no stockholder action by written consent, limitations on stockholder proposals, calling of special stockholder meetings), VIII (indemnification of directors, officers and employees), IX (election to be governed by Section 203 of the DGCL) or X (requirement for at least 66 2/3% approval of amendments to certain provisions of certificate of incorporation) must be approved by the holders of at least 66 2/3% of the outstanding voting stock of the company.	Precludes a reduction in specified board powers or the removal of the specified limitations, restrictions and requirements applicable to stockholder actions until such time as proponents of such changes hold voting stock representing at least 66 2/3% of our outstanding voting stock. Accordingly, these provisions may discourage potential acquisition transactions by making such transactions more difficult to implement.

Bylaws

Article II, Section 5 provides that special meetings of stockholders may only be called by the chairman of the board of directors, a majority of the board or stockholders representing at least 50% of the votes at that meeting.	This precludes a potential acquiror or stockholders supporting a potential take-over from calling a special stockholders meeting until such time as they hold at least 50% of Occam’s voting stock. Stockholders rights to call a special meeting are further limited by the amended and restated certificate of incorporation as described above.

Article II, Sections 11 and 12 provided for limitations, restrictions and requirements applicable to stockholder proposals.	These limitations, restrictions and requirements may have the effect of precluding stockholder proposals relating to changes in management, the board of directors or a possible change of control of Occam.

Article III, Section 2 provides that vacancies in the board may be filled by vote of a majority of directors then in office.	Precludes or limits the ability of a potential acquiror from appointing representatives to the board of directors prior to the annual meeting of stockholders.

Article VIII, Section 1 provides that the bylaws may be amended only by the vote of the board of directors or holders of at least 66 2/3% of the outstanding voting stock.	These provisions have the effect of protecting the powers of the board and the limitations on the powers of stockholders set forth in the bylaws.

2000 Stock Incentive Plan

The plan administrator (currently the board of directors) has the discretionary authority to structure one or more outstanding options under the discretionary option grant program so that those options shall, immediately prior to the effective date of a merger or other change of control, become exercisable for all the shares of common stock at the time subject to those options and may be exercised for any or all of those shares as fully vested shares of common stock, whether or not those options are to be assumed in the change of control transaction. In addition, the plan administrator has the discretionary authority to structure one or more of the corporation’s repurchase rights under the discretionary option grant program so that those rights shall not be assignable in connection with such transaction and shall accordingly terminate upon the consummation of the transaction, and the shares subject to those terminated rights shall thereupon vest in full. The plan contains additional provisions providing for acceleration of option grants to directors in the event of a change of control transaction, particularly in the context of a change of control transaction not approved by the board of directors.	The vesting of previously unvested options and shares under this plan upon a merger or change of control may discourage acquisition proposals due to the dilutive effect of the additional shares issued or issuable under the plan and the removal of an incentive for employees to remain with the business.

Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law or DGCL which regulates corporate acquisitions prohibits Delaware corporations from engaging, under some circumstances, in a “business combination” with any “interested stockholder” for three years following the date that such stockholder becomes an interested stockholder. A Delaware corporation may “opt out” of the protections of Section 203 with an express provision in its certificate of incorporation. Occam has “opted into” the protections of Section 203.	The application of this section of the DGCL may have the effect of frustrating a potential take-over bid from an “interested stockholder.”

Increase for Issuances Upon Conversion of Series A-2 Preferred Stock

We require 202,191,818 shares of common stock in order to effect the conversion of outstanding Series A-2 preferred stock. On November 18, 2003, a special committee of our board of directors approved the sale and issuance of up to 3,000,000 shares of our Series A-2 preferred stock at a price per share of $10.00. On November 19, 2003, March 10, 2004 and April 2, 2004, we announced sales of an aggregate of approximately $22.2 million worth of Series A-2 preferred stock. We are authorized to sell up to 3,000,000 shares of Series A-2 preferred stock and we have sold 2,224,110 shares. The terms of the Series A-2 preferred stock are described below.

Conversion. The Series A-2 preferred stock was sold for $10 per Series A-2 share. Each share of Series A-2 preferred stock is convertible, if we obtain the stockholder approval for Proposal One at the annual meeting, into shares of our common stock at a conversion price of $0.11 (subject to any anti-dilution adjustments described below). Specifically, each share of Series A-2 preferred will be initially convertible into approximately 90.9 shares of common stock (determined by dividing the $10 issuance price of the preferred stock by the $0.11 conversion price). Therefore, the common-equivalent price at which the Series A-2 preferred was sold is $0.11. Based on this conversion price, we expect to issue 202,191,818 shares of our common stock upon conversion of the outstanding Series A-2 preferred stock.

Currently, we do not have a sufficient number of authorized shares of our common stock to permit conversion of the outstanding Series A-2 preferred stock. No holder of Series A-2 preferred stock will be entitled to convert any shares of Series A-2 preferred into common stock until stockholder approval for a sufficient increase in the authorized number of shares of common stock has been obtained. At this annual meeting, stockholders will be asked to approve an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock that we may issue to permit conversion.

All outstanding shares of Series A-2 preferred stock will automatically convert into common stock upon the written consent of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A-2 preferred stock. In connection with the sale of our Series A-2 preferred stock, holders of our Series A-2 preferred stock agreed not to consent to any automatic conversion of the Series A-2 preferred stock unless Alta Partners also agrees.

Existing stockholders New Enterprise Associates 9, L.P., New Enterprise Associates VII, L.P., NEA Partners VII, L.P., NEA General Partners, L.P., NEA Ventures 2000, L.P., U.S. Venture Partners VII, L.P., U.S. Venture Partners V, L.P., USVP V International, L.P., 2180 Associates Fund V, L.P., USVP V Entrepreneur Partners, L.P., 2180 Associates Fund VII LP, USVP Entrepreneur Partners VII-A LP, USVP Entrepreneur Partners VII-B LP, Norwest Venture Partners VIII LP, NVP Entrepreneurs Fund VIII LP, Windward Ventures, L.P., Windward Ventures 2000, L.P., Windward Ventures 2000-A, L.P., Alta Embarcadero Partners III, LLC, Alta California Partners III, L.P. and each of our officers and directors have executed a voting agreement and have agreed to vote their shares of capital stock now held or acquired in the future in favor of an amendment to our existing certificate of incorporation to increase the number of authorized shares of common stock that we may issue. The voting agreement generally prohibits the signatories from transferring any shares of our common stock, and will terminate upon the approval of the amendment to the certificate of incorporation. The stockholders who have entered into the voting agreement collectively own of record 180,050,165 shares of common stock, representing approximately 68% of the outstanding common stock, without giving effect to the conversion of the Series A-2 preferred stock, and own 382,241,983 shares of common stock, representing 81% of the outstanding common stock after giving effect to the conversion. Existing holders of our common stock will experience substantial dilution as a result of the conversion of the Series A-2 preferred stock.

Liquidation Preference. In the event of any liquidation, dissolution, or winding up of Occam, holders of Series A-2 preferred stock will be entitled to receive an amount equal to 150% of the original purchase price of such Series A-2 preferred stock, or $15 per share, before any distributions of Occam’s assets may be made to common stockholders. If the assets available for distribution to stockholders do not permit payment of the full Series A-2 preferred stock liquidation preference, the assets that are available for distribution would be distributed pro-rata among the holders of Series A-2 preferred stock based on the number of shares of Series A-2 preferred stock held by each such holder. As of April 30, 2004, the aggregate liquidation preference of the outstanding Series A-2 preferred stock totaled $33.4 million. If the rights offering is subscribed in full, the Series A-2 preferred stock liquidation preference will total $46.9 million.

After payment of the full Series A-2 preferred stock liquidation preference, holders of Series A-2 preferred stock will participate with common stockholders in connection with any additional distributions based on the number of shares of common stock into which each share of Series A-2 preferred stock is then convertible. Once the holders of Series A-2 preferred stock have received an amount equal to 300% of the original purchase price of the Series A-2 preferred stock, all additional distributions in excess of such amount will be made pro-rata among the common stockholders based on the number of shares of common stock held by each such holder. If, in connection with any liquidation transaction, a preferred stockholder would receive a larger distribution by converting his or her shares to common stock, his or her preferred stock will be deemed to have been automatically converted for purposes of such transaction such that the stockholder will always receive the maximum amount to which he or she would be entitled, regardless of whether he or she affirmatively elects to convert.

For purposes of the liquidation preferences of the Series A-2 preferred stock, a reorganization, merger, consolidation, or acquisition involving Occam where our stockholders hold less than a majority of the outstanding voting securities of the surviving or successor corporation or its parent, or a sale of all or substantially all our assets, will be treated as a “liquidation, dissolution, or winding up” of Occam. As a result, distributions of merger or acquisition consideration, or the net proceeds available for stockholders after any such asset sale, would be made to Occam stockholders according to the liquidation provisions described above.

Antidilution Protection. The Series A-2 preferred stock is also entitled to price-based weighted average antidilution protection in the event we issue additional shares of our capital stock, including rights to acquire our capital stock, for a consideration less than the then-applicable conversion price of the Series A-2 preferred stock. For example, if we issue additional shares of capital stock at a price less than the current $0.11 conversion price of the Series A-2 preferred stock, the Series A-2 preferred conversion price will be adjusted downward according to a formula set forth in the Certificate of Designations of Series A-2 Preferred Stock attached as an exhibit to our Current Report on Form 8-K, filed with the SEC on November 21, 2003. Any issuances of securities that would trigger the anti-dilution protections of the Series A-2 preferred stock will result in additional dilution to the equity and voting interests of our common stockholders because it will reduce the Series A-2 conversion price, thereby increasing the number of shares of common stock issuable upon conversion of Series A-2 preferred.

Certain types of transactions are excluded from the application of the foregoing antidilution protection. These transactions include (i) issuances to employees, directors, consultants, and other service providers; (ii) to customers, commercial partners (including technology partners, marketing partners, or distribution partners), and vendors of Occam on terms approved by the board of directors; (iii) to banks, commercial lenders, equipment lessors, and other financial institutions in connection with commercial leasing or debt financing transactions on terms approved by the board of directors; (iv) issuances in connection with our acquisition of another corporation or business, whether by merger, asset purchase, consolidation, reorganization, or similar transaction; or (v) issuances in connection with a firm commitment underwritten public offering pursuant to a registration statement filed with the SEC. With respect to the exclusions described in subparts (ii), (iii), and (iv) of the preceding sentence, such exclusions will not apply if the value of securities issued exceeds, with respect any single transaction, $1 million.

Dividends. The Series A-2 preferred stock is not entitled to receive any preferential dividend, but we are required to pay an equivalent dividend on the Series A-2 preferred stock if we declare and pay a dividend on our common stock. We have no current intention of paying any dividends on any of our capital stock.

Voting. Except as otherwise required by law, holders of our Series A-2 preferred stock will be entitled to notice of any stockholders’ meeting and to vote together with holders of common stock on any matter submitted to stockholders for a vote. Each share of Series A-2 preferred stock will be entitled to a number of votes equal to the number of shares of common stock then issuable upon conversion thereof. Based on the currently effective conversion price, each share of Series A-2 preferred stock will be entitled to approximately 90.9 votes.

Participation Rights. Holders of at least 100,000 shares of Series A-2 preferred stock (or at least such number of shares of common stock as were issued upon conversion of 100,000 shares of Series A-2 preferred stock) have the right to participate in future private financings. This right will allow these stockholders to maintain their percentage ownership in our equity securities in the event we issue additional stock in future private financings.

Registration Rights. The investors rights agreement we entered into with the purchasers of our Series A-2 preferred stock requires that we file a registration statement covering the resale of shares of common stock issuable upon conversion of the outstanding Series A-2 preferred stock (including the shares issuable upon exercise of the Alta warrant discussed below). In addition, we are required to register for resale shares of common stock that were issued in 2003 upon the automatic conversion of our series A preferred stock that was sold in December 2002. We expect to file this registration statement in the next six months.

We are required to use our commercially reasonable efforts to maintain the effectiveness of this registration for a minimum of two years or until such time as all the shares held by such holders can be sold within a 90 day period under Rule 144 promulgated by the SEC under the Securities Act of 1933. If we file a registration statement in the future to register shares of our common stock, under certain circumstances, we will be obligated to register the shares of common stock issued upon conversion of the series A and Series A-2 preferred stock if so requested by the investors.

Rights Against Indebtedness. Pursuant to an investors’ rights agreement, holders of two-thirds in interest of the common stock issued or issuable upon conversion of the series A preferred stock issued in December 2003 and the Series A-2 preferred stock issued in the private placement transaction will be able to prevent us from incurring indebtedness outside the ordinary course of our business, subject to certain exceptions. This right to veto future indebtedness will remain effective until December 19, 2005.

Negative Covenants. Holders of two-thirds of the then-outstanding shares of Series A-2 preferred stock subject to the investors’ rights agreement will be able to prevent us from (i) increasing the number of shares of our preferred stock designated as Series A-2 preferred stock; (ii) issuing any equity securities having a preference over or on parity with the Series A-2 preferred stock with respect to dividends, liquidation or redemption; (iii) paying any dividends or making any distribution on any shares of our preferred or common stock; or (iv) redeeming or purchasing any shares of our preferred or common stock except for repurchases in connection with terminations of employment or service or pursuant to a right of first refusal.

None of the foregoing covenants of Occam apply to any purchaser of Series A-2 preferred stock issued in the rights offering, and no consent of any purchaser of Series A-2 preferred stock in the rights offering will be required.

Copies of the Series A-2 preferred stock purchase agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors, and the amendments to such agreement, the form of certificate of designation of the Series A-2 convertible preferred stock filed with the secretary of state of the state of Delaware, and the investors’ rights agreement dated as of November 19, 2003 by and among Occam Networks, Inc. and the investors, and the amendments to such agreement, are attached as exhibits to our Current Reports on Form 8-K filed with the SEC on November 21, 2003, March 12, 2004 and April 9, 2004.

Increase for Issuance of Alta Warrants

In connection with the sale of Series A-2 preferred stock to Alta Embarcadero Partners III, LLC and Alta California Partners III, L.P. (“Alta”) on March 8, 2004, we issued Alta warrants to acquire up to an aggregate of $3.8 million additional shares of Series A-2 preferred stock at an exercise price of $10.00 per share. Pursuant to the terms of such warrants, the amount that Alta may acquire was reduced by approximately $1.5 million as a result of the sale of $1.5 million of additional Series A-2 preferred after the issuance of such warrants, and will be further reduced by an amount, if any, equal to the amount in excess of $1.5 million that Occam raises in the contemplated rights offering (described below). As of the date of this proxy statement, Alta warrants to acquire up to $2.3 million additional shares of Series A-2 preferred stock were outstanding, which Series A-2 preferred stock was convertible into up to 20,909,091 shares of common stock. Such warrants will be exercisable at any time during the period beginning on the first business day after the rights offering has closed and ending in September 2005. The Series A-2 preferred stock warrants issued to Alta investment funds are attached as exhibits to the Current Report on Form 8-K filed with the SEC on March 12, 2004.

Increase for Issuance of Shares in the Rights Offering

We intend to conduct a rights offering in which existing holders of our common stock will be offered an opportunity to participate in the Series A-2 preferred stock financing at the same price per share as inside investors of Occam who have already purchased shares of Series A-2 preferred stock. Occam will sell and issue up to a maximum of 900,000 shares of Series A-2 preferred stock in connection with the rights offering. If fully subscribed, the rights offering would result in total proceeds, before expenses, of approximately $9,000,000 to Occam. We cannot predict if, or to what extent, common stockholders will elect to participate in the rights offering or the amount of funds we may raise. We have not yet determined when we will commence the rights offering, but we expect to file a registration statement relating to the rights offering within the next six months. No offers or sales of securities in connection with the rights offering may be made unless and until the SEC has declared our registration statement to be effective.

Increase for Future Transactions

Assuming we limited our proposed increase in the number of authorized shares of common stock to an amount sufficient to cover the conversion of our currently outstanding Series A-2 preferred stock, the Series A-2 preferred stock issuable pursuant to the Alta warrants, and the Series A-2 preferred stock issuable in the rights offering, we would have no unissued shares of common stock which are not reserved for issuance pursuant to the exercise of outstanding options and warrants. This proposal increases such unissued shares of common stock which are not reserved for issuance by 45,080,910 shares, resulting in an aggregate of 184,933,906 unissued and unreserved shares of common stock. The increase in the number of authorized shares of common stock is unanimously recommended by our board in order to provide a sufficient reserve of such shares for the future growth and needs of the company.

In the event that the warrants issued to Alta Partners are terminated or expire without being exercised and/or less than 900,000 shares of Series A-2 preferred stock are issued in connection with the proposed rights offering, any shares of unissued Series A-2 preferred stock and any shares of common stock reserved for issuance upon conversion of such Series A-2 preferred stock shall also serve as additional reserve to be issued at the discretion of our board of directors in transactions they may consider in the future.

At the current time, we do not have plans to issue additional shares of common stock, other than as described above.

We may require additional shares for issuance in strategic transactions that our board of directors may approve in the future. We are not currently profitable. Although we raised a significant amount of capital in the Series A-2 financing, we expect to continue to devote substantial capital resources to research and development activities, as well as our sales, marketing, and customer service organizations, the enhancement of our information technology infrastructure and other general corporate activities. In the event we do need to raise capital, we want to have a sufficient number of shares available for issuance without having to go through the delay and expense of soliciting stockholder approval of an amendment to our certificate of incorporation. These shares may also be used for strategic business relationships, licensing arrangements or any other proper corporate purposes that may be identified by our board of directors from time to time.

Reason for Increase in the Number of Shares of Series A-2 Preferred Stock

The proposed increase in the number of shares of preferred stock designated as Series A-2 preferred stock is to provide a sufficient number of Series A-2 shares for the rights offering described above. Currently, 3,000,000 shares of the company’s preferred stock are designated as Series A-2 preferred stock and 2,224,110 shares of Series A-2 preferred stock are outstanding. If the rights offering is fully subscribed, the company will be required to issue an additional 900,000 shares of Series A-2 preferred stock. In addition, the board of directors has determined that it would be in the company’s best interests to have an additional 125,890 shares of Series A-2 preferred stock available in the event that the company needs to raise additional capital. Regardless of how many shares of Series A-2 preferred stock are purchased in the rights offering, the board of directors will have the authority to issue any remaining authorized but unissued shares of Series A-2 preferred stock in the future to meet the company’s financing needs or for other purposes.

Effect of a Negative Vote on Proposal One

The outstanding shares of Series A-2 preferred stock are not convertible into Common Stock until Proposal One is approved by our stockholders. If Proposal One is not approved by our stockholders, we do not believe that we will be in breach of our agreements with the Series A-2 preferred stock investors as those agreements do not expressly require us to cause Proposal One or a similar proposal to be adopted. However, holders of Series A-2 preferred stock would likely argue that we are under an implied obligation to make commercially reasonable efforts to obtain stockholder approval for the required increase in authorized shares. In addition, failure to authorize the additional shares of common stock required to convert the Series A-2 preferred stock would mean that holders of Series A-2 preferred would maintain the special rights and preferences associated with the such stock indefinitely.

As indicated under “Increase for Issuances Upon Conversion of Series A-2 Preferred Stock” above, the existing stockholders listed in the above subsection and each of our officers and directors have executed a voting agreement and have agreed to vote their shares of capital stock now held or acquired in the future in favor of an amendment to our existing certificate of incorporation to increase the number of authorized shares of common stock that we may issue. The stockholders who have entered into the voting agreement collectively own of record 180,050,165 shares of common stock, representing approximately 68% of the outstanding common stock, without giving effect to the conversion of the Series A-2 preferred stock, and own 382,241,983 shares of common stock, representing 81% of the outstanding common stock after giving effect to the conversion. Accordingly, it is very likely that preferred stock will be approved.

Relationship to Proposal Two

Proposal One to approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares is independent of and unrelated to Proposal Two to re-adopt provisions of our certificate of incorporation that require supermajority approval. The approval or rejection of one will not affect the other. However, you are encouraged to consider the merits and impact of these proposals independently and as a whole.

Required Vote

Approval of the amendment of our amended and restated certificate of incorporation will require the affirmative vote of at least 66 2/3% of the outstanding voting stock of the company, including the Series A-2 preferred stock voting on an as-converted basis in person or by proxy, the affirmative vote of a majority of the shares of common stock outstanding, in person or by proxy, voting as a separate class, and the affirmative vote of a majority of the shares of Series A-2 preferred stock outstanding, in person or by proxy, voting as a separate class. In addition, the investors’ rights agreement among the company, the holders of Series A-2 preferred stock and the holders of common stock issued upon conversion of a prior series of preferred stock issued in December 2002, requires us to obtain the consent of the holders of at least 66 2/3% of the outstanding Series A-2 preferred stock in order to increase the number of shares of preferred stock designated as Series A-2 from 3,000,000 to 3,250,000 shares.

Recommendation of the Board of Directors

The board of directors has unanimously approved the amendment of our amended and restated certificate of incorporation, and recommends that the stockholders vote FOR the approval of this proposal.

PROPOSAL TWO

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO RE-ADOPT SUPER MAJORITY VOTING PROVISIONS

At this annual meeting, stockholders will be asked to approve an amendment to our amended and restated certificate of incorporation to re-adopt provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to effect certain amendments to our certificate of incorporation. Copies of the proposed amendments to the certificate of incorporation and the certificate of designation of the Series A-2 preferred stock are attached to this proxy statement as Annex A and Annex B. This proposed re-adoption of the supermajority voting provisions set forth in our amended and restated certificate of incorporation was considered by our board of directors at its August 24, 2004 meeting and unanimously approved by the board.

Reasons for the Re-adoption of the Supermajority Voting Provisions in the Company’s Certificate of Incorporation

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote is required to amend a corporation’s certificate or bylaws, unless a corporation’s certificate or bylaws, as the case may be, requires a greater percentage. Subject to Section 2115 of the California Corporations Code, discussed below, our amended and restated certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of our amended and restated certificate of incorporation. Specific provisions of our certificate of incorporation that require the consent of at least 66 2/3% of our outstanding voting stock in order to amend are Article IV (authorized stock), Article V (amendments to the bylaws), Article VI (number and election of directors), Article VII (no stockholder action by written consent, limitations on special meetings of stockholders), Article VIII (indemnification of directors, officers, employees and agents), Article IX (election to be governed by Section 203 of the Delaware General Corporation Law with respect to business combinations with interested directors) and Article X (amendments to certificate of incorporation).

The Articles specified above are key provisions in our amended and restated certificate of incorporation. These provisions were approved by the stockholder of Occam and the board believes that it is in the interests of the company and its stockholder that such provisions be preserved. A supermajority voting requirement was originally included in our amended and restated certificate of incorporation to protect key provisions of the certificate from arbitrary amendment and to prevent a simple majority of stockholders from making changes to provisions that are intended to protect all stockholders. The purpose of the proposed re-adoption of the supermajority voting requirements of Article X is to give continued effect to the provisions of our amended and restated certificate of incorporate previously approved by our stockholders.

Although we are incorporated in Delaware, we are subject to Section 2115 of the California General Corporation Law, which imposes various requirements of California corporate law on non-California corporations if they have characteristics of ownership and operations indicating significant contacts with California. Public companies listed on a recognized national securities exchange or the Nasdaq National Market are generally exempt from Section 2115, and we became subject to its provisions following our delisting from the Nasdaq National Market in July 2002. Among the key provisions of California corporate law that apply to Occam are the right of our stockholders to cumulate votes in the election of directors and limitations on the effectiveness of super-majority voting provisions contained in a corporation’s charter documents.

Certain provisions of California law limit the effectiveness of supermajority voting provisions to a period of two years from the filing of the most recent charter amendment or certificate of determination that adopted or re-adopted the supermajority voting provision, and these provisions apply to Occam as a result of Section 2115 described above. We are proposing that our stockholders approve an amendment to our certificate of incorporation that re-adopts provisions of our certificate of incorporation that require 66 2/3% stockholder approval in connection with certain amendments of our certificate of incorporation.

Anti-Takeover Effects of a Re-Adoption of the Supermajority Voting Requirement

Companies will sometimes increase the level of stockholder approval required amend or repeal provisions of their charter documents that have anti-takeover effects as an additional defensive measure to fend off hostile offers. As indicated under the caption “Other Provisions of our Certificate of Incorporation and Bylaws that have Anti-Takeover Effects” above, Article IV (authorized share amounts and authority of the board to designate and issue preferred stock), Article V (authority of board to amend bylaws and limitations on stockholder ability to amend bylaws), Article VI (number of directors, election of directors, authority of board to fill vacancies and limitations on the ability of stockholders to remove directors), Article VII (no stockholder action by written consent, limitations on stockholder proposals, limitations on stockholder ability to call a special stockholder meetings), Article VIII (indemnification of directors, officers and employees), and Article IX (election to be governed by Section 203 of the DGCL) of our amended and restated certificate of incorporation all have potential anti-takeover effects that may render more difficult the accomplishment of mergers or the assumption of control by a principal stockholder, and thus make it difficult to remove members of management or the board. As a result, such anti-takeover effects may deprive Occam’s stockholders of the benefits that could result from a takeover attempt, such as realization of a premium over the market price of their shares in a tender offer or the temporary increase in market price that could result from an attempted takeover. The proposed re-adoption of Article X which requires the approval of at least 66 2/3% of the outstanding voting stock to amend the provisions listed above does have the effect of making it more difficult for stockholders or potential acquirors to overcome the anti-takeover implications of the Articles listed in Article X and therefore, may have the effect of permitting the company’s current management, including the current board of directors, to retain their position, and place management and the board in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Occam’s business.

This proposal is not part of a plan by management to adopt a series of anti-takeover amendments and the company does not presently intend to propose other anti-takeover measures in future proxy solicitations.

While the proposed re-adoption may have anti-takeover ramifications, the board believes that the advantages of the re-adoption, including enhanced protection of the provisions of our amended and restated certificate of incorporation outweighs any disadvantages. To the extent that the proposal may have anti-takeover effects, it may encourage persons seeking to acquire the company to negotiate directly with the board, thus enabling the board to consider the proposed transaction in a manner that best serves the interest of the company’s stockholders.

We do not know of any efforts to accumulate our common stock or obtain control of the company by means of a merger, tender offer, solicitation in opposition to management or otherwise. Our board does not intend to exercise the powers granted to it by the amended and restated certificate of incorporation except on terms which our board deems to be in the company’s best interest and in the best interests of our then-existing stockholders.

Other Provisions of our Certificate of Incorporation and Bylaws that have Anti-Takeover Effects

See Proposal One for a summary of certain other provisions of our amended and restated certificate of incorporation, bylaws and applicable law that may have anti-takeover effects.

Stockholders Who May Obtain Veto Power as a Result of the Approval of this Proposal

One of the possible effects of the re-adoption of the supermajority voting provisions set forth in our amended and restated certificate of incorporation is that members of management may obtain a veto power over mergers regardless of whether the transaction is desired by or beneficial to a majority of our stockholders. As a result, the approval of Proposal Two may assist management in retaining their present positions. In addition, approval of this proposal may give the holders of a minority of the total shares outstanding and entitled to vote a veto power over a merger which management and/or a majority of our stockholders believe is desirable and beneficial. Please see the section captioned “Ownership of Securities” below for information on the aggregate percentage of our outstanding voting securities beneficially owned by management, our board of directors and principal stockholders of Occam.

Relationship to Proposal One

Proposal Two to re-adopt provisions of our certificate of incorporation that require supermajority approval is independent of and unrelated to Proposal One to approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares. The approval or rejection of one will not affect the other. However, you are encouraged to consider the merits and impact of these proposals independently and as a whole.

Required Vote

Approval of this amendment of our amended and restated certificate of incorporation will require the affirmative vote of at least 66 2/3% of the outstanding voting stock of the company, including the outstanding Series A-2 preferred stock voting or an as-converted basis as a single class, in person or by proxy.

Recommendation of the Board of Directors

The board of directors has unanimously approved this amendment of our amended and restated certificate of incorporation, and recommends that the stockholders vote FOR the approval of this proposal.

PROPOSAL THREE

ELECTION OF DIRECTORS

Our board currently consists of five persons. All nominees are currently directors of Occam, four of whom were elected by our stockholders at our last annual meeting. Tom Frederick, our fifth director, joined our board in January 2004. Citing personal reasons, Mr. Frederick has decided not to run for election to the board of directors. The nominees were approved by the nominating committee of our board of directors. The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The proxy holders reserve the right to cumulate votes for the election of directors and cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion, based upon the recommendation of the board of directors. The names of the nominees and certain information about them as of September 1, 2004, are set forth below. Information as to the stock ownership of each director and all of our current directors and executive officers as a group is set forth below under “Ownership of Securities.”

Name	Age	Position(s) with Occam Networks, Inc.	Director Since
Robert L. Howard-Anderson(3)	47	President, Chief Executive Officer, Senior Vice President of Product Operations, and Director	2002
Steven M. Krausz(1)(2)	48	Chairman of the Board	1997
Thomas C. McConnell(2)	48	Director	2002
Robert B. Abbott	38	Director	2002
Robert E. Bylin	62	Nominee	N/A

(1)	Member of audit committee.
(2)	Member of compensation committee.

Robert L. Howard-Anderson has served as our president, chief executive officer and senior vice president of product operations since May 2002. Mr. Howard-Anderson was senior vice president of product operations at Occam CA from February 2002 to May 2002. Mr. Howard-Anderson was vice president of product operations at Procket Networks, Inc., a network infrastructure company, from August 2000 to February 2002 and vice president of engineering at Sun Microsystems, Inc., a computer company, from June 1995 to August 2000. Mr. Anderson has a B.S. in electrical engineering from Tufts University.

Steven M. Krausz has served as a director of our company since May 1997 and has served as chairman since May 2002. Mr. Krausz also served as a director of Occam Networks, Inc., the predecessor California corporation that acquired us in May 2002, from February 2000 to May 2002 and served as its chairman from March 2002 until the closing of the merger, when he become our chairman. Mr. Krausz has been a managing member of several venture capital funds affiliated with U.S. Venture Partners, a venture capital firm, since August 1985. He also serves as a director of Verity, Inc., a provider of knowledge retrieval software products, and several private companies. Mr. Krausz holds a M.B.A. and a B.S. in electrical engineering from Stanford University.

Thomas C. McConnell has served as a director of our company since May 2002. He served as a director of Occam, the California corporation, from February 2000 until the closing of the merger in May 2002. Mr. McConnell has been with New Enterprise Associates, a venture capital investment firm, since

1985 and has been a general partner since 1989. Previously, he was a product manager in the Lisa Division of Apple Computer, Inc., a computer manufacturer, and a consultant with Boston Consulting Group, Inc., a business consulting firm. Mr. McConnell serves as a director for several private companies. Mr. McConnell received an A.B. in engineering science from Dartmouth College and an M.B.A. from Stanford University.

Robert B. Abbott has served as a director of our company since May 2002. He served as a director of Occam, the California corporation, from February 2001 to May 2002. Mr. Abbott has been with Norwest Venture Partners, a venture capital firm, since August 1998. He also serves as a director for several private companies. Mr. Abbott received a B.S. in electrical engineering, a M.S. in electrical engineering and a M.B.A. from Stanford University.

Robert E. Bylin has served as Chief Financial Officer and Chief Operations Officer for D.T. Consulting, an 18 year old consulting company, specializing in technical integration of hardware and software systems since 2001. Prior to that he served as Chief Financial Officer and Vice President of Finance for VERICOM, INC., a semi conductor and software company. Mr. Bylin currently serves as Vice-Chairman of the board of the directors for Technology Credit Union. Mr. Bylin received a B.S. in Mathematics and a MBA in business from Harvard.

Board Committees and Meetings

Our board of directors held nine meetings and did not act by unanimous written consent during fiscal 2003. The board of directors has an audit committee and a compensation committee. The board also had a special financing committee, consisting of Messrs. Howard-Anderson and Frederick, that was formed for purposes of evaluating, negotiating and documenting the Series A-2 financing. During the period in which such director held office, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors, and (ii) the total number of meetings held by all committees of the board on which such director served during fiscal 2003.

Audit Committee

Our audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Our audit committee is primarily responsible for approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The current charter of the audit committee was included as an annex to our proxy statement for our 2003 annual meeting of stockholders.

The audit committee currently consists of directors Steven M. Krausz, Robert B. Abbott and Tom Frederick. If elected, it is expected that Mr. Bylin will be appointed by the board to serve on the audit committee. The board of directors of Occam has determined that each current member of the audit committee and Mr. Bylin is independent within the meaning of NASDAQ Marketplace Rule 4200(a)(15). However, the board of directors has noted that NASDAQ may view such directors including Mr. Bylin as interested directors due to their affiliation with principal stockholders of Occam. From the beginning of fiscal 2003 until January 2004, the audit committee was comprised of three directors, Steven M. Krausz, Thomas C. McConnell and Robert B. Abbott. Tom Frederick was added to the board and the audit committee in January 2004 and Thomas McConnell resigned from the audit committee for personal reasons in May 2004. Tom Frederick and Mr. Bylin currently meet the independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended and Steven M. Krausz and Robert B. Abbot do not. The board has determined that Mr. Frederick is and Mr. Bylin would be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC. For personal reasons, Tom Frederick will not be running for election for the board of directors. During fiscal 2003, the audit committee met four times and did not act by written consent.

The annual report of the audit committee appears hereafter under the caption “Report of the Audit Committee of the Board of Directors.”

Compensation Committee

Our compensation committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee and our board of directors have concurrent authority to administer our 2000 Stock Incentive Plan and to make option grants thereunder.

The compensation committee currently consists of Messrs. McConnell and Krausz who served in such roles throughout 2003.

The annual report of the compensation committee appears hereafter under the caption “Board Compensation Committee Report on Executive Compensation.”

Director Nominations

The board of directors of the company does not have a nominating committee of the board. The board of directors believes that a standing nominating committee is not necessary for a company at Occam’s stage of development where most major stockholders of the company have representatives on the board of directors or observation rights at meetings of the board. All members of the current board of directors and members of senior management participate in seeking, screening and recommending for nomination qualified candidates (i) for election to the Occam’s board at the company’s annual meeting of stockholders and; (ii) to fill vacancies on Occam’s board. Mr. Bylin was recommended for nomination to the board of directors by Bob Howard Anderson. Of the current members of the board of directors, the board has determined Messrs. Krausz, McConnell, Abbott and Frederick are independent within the meaning of NASDAQ Marketplace Rule 4200(a)(15). The board has also determined that Mr. Bylin would be considered independent within the meaning of NASDAQ Marketplace Rule 4200(a)(15).

It is the policy of the board to consider both recommendations and nominations for candidates to the board of directors from stockholders holding Occam’s securities continuously from the time of nomination to the time of election of the board of directors. Stockholder recommendations for candidates to the board of directors must be directed in writing to Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, CA 93117, Attention: Corporate Secretary. Nominations by stockholders must be in writing and received by our corporate secretary not less than one hundred twenty (120) days prior to any meeting of stockholders called for the election of directors. Such notification must contain the written consent of each proposed nominee to serve as a director is so elected and the following information as to each proposed nominee and as to each person, acting alone or in conjunction with one or more other persons as a partnership, limited partnership, syndicate or other group, who participates or is expected to participate in making such nomination or in organizing, directing or financing such nomination or solicitation of proxies to vote for the nominee:

•	the name, age, residence, address, and business address of each proposed nominee and of each such person;

•	The principal occupation or employment, the name, type of business and address of the corporation or other organization in which such employment is carried on of each proposed nominee and of each such person;

•	The amount of stock the corporation owned beneficially, either directly or indirectly, by each proposed nominee and each such person;

•	A description of any arrangement or understanding of each proposed nominee and of each such person with each other party or any other person regarding future employment or any future transaction to which the corporation will or may be a party; and

•	any other information relating to such candidate that is, or may in the future be required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act.

Stockholder nominations to the board of directors must meet the requirements set forth in Article II, Section 11 of the bylaws of the company, a copy of which is available upon written request to the corporate secretary. In addition, procedures for stockholder direct nomination of directors are discussed above under “Deadline for Receipt of Stockholder Proposals for 2005 Annual Meeting.”

The board of directors currently uses the following procedures to identify and evaluate the individuals that it selects as director nominees: (i) the board reviews the qualifications of any candidates who have been properly recommended or nominated by the stockholders, as well as those candidates who have been identified by management, individual members of the board of directors or, if the board determines, a search firm, (ii) the board considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors, (iii) in evaluating the suitability of the candidates, the board considers relevant factors, including, among other things, issues of character, judgment, independence, expertise, diversity of experience, length of service, other commitments and the like, and (iv) after such review and consideration, the board selects the slate of director nominees, either at a meeting of the board at which a quorum is present or by unanimous written consent of the board. Except as may be required by rules promulgated by the SEC, it is the current sense of the board that there are no specific, minimum qualifications that must be met by each candidate for the board of directors, nor are there specific qualities or skills that are necessary for one or more of the members of the board of directors to possess. These procedures may be modified at any time as may be determined by the board.

Communication with the Board of Directors

Stockholders may communicate with the board of directors by submitting an email to invest-info@occamnetworks.com indicating ‘Board of Directors’ in the subject line, or by writing to us at Occam Networks, Inc., 77 Robin Hill Road, Santa Barbara, CA 93117, Attention: Board of Directors, c/o Corporate Secretary. Stockholders who would like their submission directed to a specific member of the board of directors may so specify, and the communication will be forwarded, as appropriate.

Annual Meeting Attendance

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of our stockholders. Director Robert Howard-Anderson attended our 2003 Annual Meeting of Stockholders.

Director Compensation

We do not currently compensate directors in cash for their service as members of our board of directors, although directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings. Under the Automatic Option Grant Program in effect under our 2000 Stock Incentive Plan, each individual who first joins our board as a non-employee director will receive, at the time of such initial election or appointment, an automatic option grant to purchase 30,000 shares of our common stock, provided such person has not previously been in our employ. In addition, on the date of each annual stockholders meeting, each individual who is to continue to serve as a non-employee board member, whether or not such individual is standing for re-election at that particular annual meeting, will be granted an option to purchase 10,000 shares of common stock, provided such individual has served as a non-employee board member for at least six months. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under our 2000 Stock Incentive Plan. Each grant under the Automatic Option Grant Program or the 2000 Stock Incentive Plan will have an exercise price per share not less than the fair market value per share of our common stock on the grant date, and will have a maximum term of ten years, subject to earlier termination should optionee cease to serve as a member of our board of directors.

The following table sets forth options granted to our non-employee directors during the year ended December 31, 2003 and the first quarter of our year ending December 31, 2004:

	Director Grants
Name	Grant Date	Number of Securities Underlying Options Granted	Vesting Commencement Date(1)	Exercise Price Per Share	Expiration Date(2)
Steven M. Krausz	5/29/03	10,000	5/29/03	$0.24	5/29/2013
Thomas C. McConnell	5/29/03	10,000	5/29/03	$0.24	5/29/2013
Robert B. Abbott	5/29/03	10,000	5/29/03	$0.24	5/29/2013
Tom Frederick(3)	1/23/04	150,000	1/23/03	$0.15	1/23/2014

(1)	Unless otherwise indicated each option will vest as follows: 50% on the six-month anniversary of the grant date and 50% on the one-year anniversary of the grant date.
(2)	Each option will expire on the tenth anniversary of the date of grant.
(3)	Mr. Frederick became a member of our board of directors in January 2004. Mr. Fredrick’s option vests at the rate of 25% per annum commencing on the first anniversary of the grant date.

Compensation committee interlocks and insider participation

Our compensation committee is responsible for determining salaries, incentives, and other forms of compensation for directors, officers, and other employees of Occam. The committee consists of directors Steven M. Krausz and Thomas C. McConnell. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board of directors or compensation committee.

Legal Proceedings

Certain of our former directors have been named as co-defendants in legal proceedings against us. See “Certain Transactions” below for information regarding these specific legal proceedings and our obligation to indemnify them.

Required Vote

The nominees receiving the highest number of affirmative votes of the holders of shares of outstanding stock entitled to vote and present at the meeting, either in person or by proxy, will be elected as directors for each class of directors identified herein.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT ACCOUNTANTS

General

At this annual meeting, we are seeking ratification of the appointment of PricewaterhouseCoopers LLP as our independent accountants for the 2004 fiscal year.

The Audit Committee of the board has appointed PricewaterhouseCoopers LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2004. During fiscal 2003 and fiscal 2002, PricewaterhouseCoopers LLP served as our independent auditors and also provided certain tax and other audit related services.

In the event the stockholders fail to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time if the audit committee believes that such a change would be in the best interests of Occam and its stockholders. Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or otherwise. Our board of directors is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

Fees

Fees of PricewaterhouseCoopers LLP during the 2003 and 2002 fiscal year are summarized below:

Nature of Service	Amount Billed 2003	Amount Billed 2002
Audit fees, including annual audit of financial statements and reviews of quarterly reports on Form 10-Q	$154,530	$279,000
Fees for tax related services	$29,970	$58,000
Fees for other service		$1,000

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants subject to limited discretionary authority granted to our chief financial officer. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the audit committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

Determination of Independence

Our audit committee has determined that the provision of the above non-audit services such as tax-related services, by PricewaterhouseCoopers LLP is compatible with their maintenance of accountant independence.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present at the annual meeting, either in person or by proxy.

Recommendation of the Board of Directors

The board of directors has unanimously approved the selection of PricewaterhouseCoopers LLP to serve as our independent accountants for the 2004 fiscal year, and recommends that the stockholders vote FOR the approval of this proposal.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock immediately prior to the initial closing of the Series A-2 preferred stock financing on November 19, 2003, as compared to beneficial ownership immediately following the final closing on April 1, 2004, assuming that the 2,224,110 currently outstanding shares of Series A-2 preferred stock are converted into common stock. Based on the current $0.11 conversion price, 2,224,110 shares of Series A-2 preferred stock will be convertible into approximately 202,191,818 shares of common stock upon stockholder approval of the increase in our authorized shares of common stock. The table also reflects ownership of the Series A-2 preferred stock as a separate class. The table reflects beneficial ownership for the following persons and classes of persons:

•	each person who is the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each director of Occam;

•	each executive officer named in the summary compensation table; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. In computing the number of shares of common stock beneficially owned, shares subject to options or warrants held by a stockholder that are exercisable within sixty days of April 1, 2004 are deemed outstanding for the purpose of determining the percentage ownership of that stockholder. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder. The outstanding warrants to acquire Series A-2 preferred stock held by Alta Partners are not reflected in the table because they are not anticipated to become exercisable within sixty days of April 1, 2004. As of November 19, 2003, we had 266,772,592 shares of common stock and no shares of Series A-2 preferred stock outstanding. As of April 1, 2004, we had 267,757,540 shares of common stock outstanding and 2,224,110 shares of Series A-2 preferred stock outstanding. Assuming conversion of all outstanding

Series A-2 preferred stock at the current conversion price, we would have had outstanding 469,949,358 shares of common stock as of April 1, 2004. Unless otherwise indicated, the address for each person is our address at 77 Robin Hill Road, Santa Barbara, California 93117.

Name of Beneficial Owner	Common Stock Pre-Financing (1)			Series A Financing			As-converted Post-Financing (2)
	Number of Shares Beneficially Owned Prior to the Series A-2 Financing		Percentage Beneficially Owned Prior to the Series A-2 Financing	Number of Shares of Series A-2 Preferred Purchased		Percentage Series A-2 Beneficially Owned As a Separate Class	Number of Common Shares Beneficially Owned After Conversion	Percentage of Shares Beneficially Owned after Conversion
Named Executive Officers & Directors
Robert Howard-Anderson	1,786,700		*	—		—	2,058,300	*
Howard M. Bailey	950,000		*	—		—	1,150,000	*
Pete S. Patel	1,100,355		*	—		—	1,156,627	*
Mark Rumer	6,730,457		2.5%	—		—	6,795,515	1.4%
Russell J. Sharer	975,136		*	—		—	1,023,603	*
Arthur L. Schultz	395,833		*	—		—	395,833	*
Steven M. Krausz	84,833,228	(3)	31.7%	1,190,910	(6)	53.5%	193,097,784	41.1%
Thomas C. McConnell	49,656,602	(4)	18.5%	200,000	(7)	9.0%	67,838,420	14.4%
Robert B. Abbott	38,754,035	(5)	14.5%	353,200	(8)	15.9%	70,863,129	15.1%
Tom Frederick	—		—	—		—	150,000	*
All current directors and executive officers as a group (8 persons) (6)	146,032,478		54.7%	1,744,110		78.4%	344,133,380	73.2%

5% Stockholders
Alta Partners One Embarcadero Center, Suite 4050 San Francisco, CA 94111	—		—	400,000	(9)	18.0%	36,363,636	7.7%
U.S. Venture Partners 2735 Sand Hill Road Menlo Park, CA 94025	84,763,228	(10)	31.7%	1,190,910	(13)	53.5%	193,027,784	41.1%
New Enterprise Associates 2490 Sand Hill Road Menlo Park, CA 94025	49,606,602	(11)	18.5%	200,000	(14)	9.0%	67,788,420	14.4%
Norwest Venture Partners 525 University Avenue, Suite 800 Palo Alto, CA 94301	38,704,035	(12)	14.5%	353,200	(15)	15.9%	70,813,129	15.1%

*	Represents less than 1% of the total shares.
(1)	Based on outstanding shares of Common Stock as of November 19, 2003, and includes, for each individual listed, any options to acquire shares of common stock that were exercisable within 60 days after November 19, 2003.
(2)	Based on outstanding shares of common stock, assuming conversion of all outstanding Series A-2 preferred stock, and includes options and warrants to acquire shares of common stock held by the named individual or entity, and all executive officers as a group, that were exercisable within 60 days after April 1, 2004. Assumed conversion ratio for conversion of Series A-2 preferred stock into common stock is 90.9091 shares of Common Stock for each issued and outstanding share of Series A-2 preferred stock. Applicable conversion ratio is subject to adjustment as described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2003 and the Certificate of Designation of the Series A-2 preferred stock filed as Exhibit 4.4 of such Form 8-K.
(3)

Includes (a) 10,326,428 shares held by U.S. Venture Partners V, L.P. (“USVP V”); (b) 573,665 shares held by USVP V International, L.P. (“V Int’l”); (c) 321,292 shares held by 2180 Associates Fund V, L.P. (“2180 V”); (d) 252,449 shares held by USVP V Entrepreneur Partners, L.P. (“EP V”); (e) 70,271,575 shares held by U.S. Venture Partners VII, L.P. (“USVP VII”); (f) 1,464,015 shares held by 2180 Associates Fund VII, L.P. (“2180 VII”); (g) 731,968 shares held by USVP Entrepreneur Partners VII-A L.P. (“EP VII-A”); and (h) 731,968 shares held by USVP Entrepreneur Partners VII-B L.P. (EP VII-B”). Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (PMG VII”). PMG V is the general partner of each of USVP V, V Int’l, 2180 V and EP V. PMG VII is the general partner of USVP VII. PMG V or PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP V, V Int’l, 2180 V, EP V and USVP VII, as the case may be. Accordingly, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.

(4)	Includes (a) 3,233,522 shares held by NEA VII; (b) 672,110 shares held by NEA Partners VII; (c) 1,486 shares held by Presidents Partners; (d) 45,611,415 shares held by New Enterprise Associates 9, L.P. (“NEA 9”); and (e) 10,185 shares held by NEA Ventures.
(5)	Includes (a) 36,872,799 shares held by Norwest Venture Partners VIII L.P. and (b) 1,831,257 shares held by NVP Entrepreneurs Fund VIII L.P.
(6)	Includes (a) 1,048,000 shares held by USVP VII; (b) 21,833 shares held by 2180 VII; (c) 10,917 shares held by EP VII-A; (d) 10,917 shares held by EP VII-B; (e) 89,319 shares held by USVP V; (f) 4,963 shares held by V Int’l; (g) 2,778 shares held by 2180 V; and (h) 2,183 shares held by EP V. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (PMG VII”). As noted in footnote 4, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.
(7)	Includes 200,000 shares held by NEA 9.
(8)	Includes 336,483 shares held by Norwest Venture Partners VIII, L.P. and 16,717 shares held by NVP Entrepreneurs Fund VIII, L.P.
(9)	Includes (a) 386,934 shares held by Alta California Partners III, L.P. and (b) 13,066 shares held by Alta Embarcadero Partners III, LLC.
(10)	Includes (a) 10,326,428 shares held by USVP V; (c) 573,665 shares held by V Int’l; (c) 321,292 shares held by 2180 V; (d) 252,449 shares held by EP V; (e) 70,271,575 shares held by USVP VII; (f) 1,465,015 shares held by 2180 VII; (g) 731,968 shares held by EP VII-A; and (h) 731,968 shares held by VII-B.
(11)	Includes (a) 3,233,522 shares held by NEA VII; (b) 672,110 shares held by NEA Partners VII; (c) 1,486 shares held by Presidents Partners; (d) 45,611,415 shares held by NEA 9; and (e) 10,185 shares held by NEA Ventures.
(12)	Includes (a) 36,872,779 shares held by Norwest Venture Partners VIII L.P. and (b) 1,831,257 shares held by NVP Entrepreneurs Fund VIII L.P.
(13)	Includes (a) 1,048,000 shares held by USVP VII; (b) 21,833 shares held by 2180 VII; (c) 10,917 shares held by EP VII-A; (d) 10,917 shares held by EP VII-B; (e) 89,319 shares held by USVP V; (f) 4,963 shares held by V Int’l; (g) 2,778 shares held by 2180 V; and (h) 2,183 shares held by EP V. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. (“PMG V”) and Presidio Management Group VII, L.L.C. (PMG VII”). As noted in footnote 4, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.
(14)	Includes 200,000 shares held by NEA 9.
(15)	Includes 336,483 shares held by Norwest Venture Partners VIII, L.P. and 16,717 shares held by NVP Entrepreneurs Fund VIII, L.P.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Executive Officers

The following table sets forth certain information with respect to our executive officers as of January 31, 2004:

Name	Age	Position(s)
Robert L. Howard-Anderson	47	President, Chief Executive Officer, and Senior Vice President of Product Operations
Howard M. Bailey	57	Chief Financial Officer and Secretary
Mark Rumer	40	Chief Technology Officer
Pete S. Patel	51	Vice President of Operations
Russell J. Sharer	45	Vice President of Sales and Marketing

The following is a brief description of the capacities in which each of the executive officers served or has served at our company as well as their other business experience during the past five years.

Robert L. Howard-Anderson has served as our president, chief executive officer and senior vice president of product operations since May 2002. Mr. Howard-Anderson was senior vice president of product operations at Occam CA from February 2002 to May 2002. Mr. Howard-Anderson was vice president of product operations at Procket Networks, Inc., a network infrastructure company, from August 2000 to February 2002 and vice president of engineering at Sun Microsystems, Inc., a computer company, from June 1995 to August 2000. Mr. Anderson has a B.S. in electrical engineering from Tufts University.

Howard M. Bailey has served as our chief financial officer since June 2002. From May 2001 to June 2002, Mr. Bailey was chief financial officer and vice president of operations of Nishan Systems, a developer and then manufacturer of IP/Ethernet switches for telecommunications service providers. From May 2000 to May 2001, Mr. Bailey served as senior vice president and chief financial officer at C-Cube Microsystems Inc, a manufacturer of semiconductors. That company was sold to LSI Logic. From May 1998 to May 2000, Mr. Bailey served as chief financial officer of Quantum Effect Devices, Inc. (now PMC Sierra), a manufacturer of microprocessors. Mr. Bailey has a B.S. in economics from the University of Maryland and an M.B.A. in finance from the University of Utah.

Mark Rumer has served as our chief technology officer since May 2002, and was also chief technology officer of Occam CA since co-founding it in September 1999. From October 1994 to September 1999, Mr. Rumer was a senior engineer at Cisco Systems, Inc., a networking equipment manufacturer.

Pete S. Patel has served as our vice president of operations since April 1999. Mr. Patel was our senior vice president of engineering and operations from April 2001 to May 2002. From May 1996 through April 1999, Mr. Patel held various senior management positions at Advanced Fibre Communications, a telecommunications company, including vice president of operations, director of operations, director of design verification and test engineering, and senior test engineering manager. Mr. Patel holds a F.Y.B.Sc. in science from Gujarat University, India and a B.V.Sc. and A.H. from Gujarat Agricultural University, India.

Russell J. Sharer has served as our vice president of sales and marketing since October 2003, and as our vice president of marketing and business development since May 2002, and was the vice president of marketing at Occam CA from July 2000 to May 2002. From December 2001 through May 2002, Mr. Sharer also served as Occam CA’s vice president of sales. From October 1998 until July 2000, Mr. Sharer served in various capacities at Ericsson Datacom, Inc., a networking equipment manufacturer, including vice president of marketing, vice president of product marketing, and director of product marketing. Mr. Sharer received a B.S. in industrial engineering from California Polytechnic State University.

Equity Compensation Plan Information

The following table provides information as of January 31, 2004, about shares of our common stock that may be issued upon the exercise of options and similar rights under all of our existing equity compensation plans, including our 2000 Stock Incentive Plan, 1999 Stock Plan, and 2000 Employee Stock Purchase Plan. Our stockholders have approved all of our equity incentive plans. Our stockholders have not approved a grant to Mr. Sbona of the option to purchase 3,880,600 shares of our common stock at an exercise price of $1.938 per share (see “Certain Transactions” below). Occam CA’s stockholders approved its 1999 Stock Plan. Options to purchase shares of Occam CA common stock granted pursuant to Occam CA’s 1999 Stock Plan were assumed by us in connection with the merger of Occam CA and Accelerated Networks and are governed by the terms of that plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	43,370,466	(2)	$0.163	(3)	30,012,517	(4)
Equity compensation not approved by security holders	3,880,600		$1.938		—
Total	45,115,776		$0.300		30,012,517

(1)	There are no securities to be issued upon exercise of outstanding rights under the 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan provides that shares of our common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase date applicable to such offering period, whichever is lower.
(2)	Reflects the number of shares of common stock to be issued upon exercise of outstanding options under the 2000 Stock Incentive Plan and the 1999 Stock Plan.
(3)	Reflects weighted average exercise price of outstanding options under the 2000 Stock Incentive Plan and 1999 Stock Plan.
(4)	Includes securities available for future issuance under the 2000 Stock Incentive Plan, 1999 Stock Plan, and 2000 Employee Stock Purchase Plan.

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned for services rendered during the 2003, 2002 and 2001 fiscal years by our current chief executive officer and for each of our five other most highly compensated executive officers whose salary and bonus for the 2003 fiscal year was in excess of $100,000. Compensation earned for services rendered to Occam, the California corporation, are included in this table for periods prior to the May 2002 merger. In addition, Mr. Schultz is included in the table because he served as an executive officer during the 2003 fiscal year and would have been included had he not terminated his employment during that year. No other executive officer that would otherwise have been included in this table on the basis of salary and bonus earned for the 2003 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year.

SUMMARY COMPENSATION TABLE

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Securities Underlying Options/SARs (#)
Robert L. Howard-Anderson President, Chief Executive Officer, and Senior Vice President of Product Operations	2003 2002 2001	$161,417 164,154 —	$	— 25,000 —	3,225,00 3,259,199 —

Howard M. Bailey Chief Financial Officer	2003 2002 2001	157,471 98,770 —		— 25,000 —	1,000,000 2,400,000 —

Pete S. Patel Vice President of Operations	2003 2002 2001	159,805 184,795 202,208		— — 416,667	865,752 65,822 970,000

Mark Rumer Chief Technology Officer	2003 2002 2001	149,600 165,685 179,789		18,695 10,713 19,000	1,000,000 50,800 712,950

Russell J. Sharer Vice President of Sales & Marketing	2003 2002 2001	141,742 165,685 182,000		— — 12,000	1,123,000 101,910 466,096

Arthur L. Schultz Vice President of Sales (1)	2003 2002 2001	132,346 124,212 —		67,571 40,000 —	— 1,000,000 —

(1)	Mr. Schultz served as our vice president of sales from June 2002 through October 2003.

Stock option grants

The following table contains information concerning the stock options granted during our 2003 fiscal year to each of our executive officers named above in the summary compensation table. Grants were made under our 2000 Stock Incentive Plan and 1999 Stock Plan. We did not grant any stock appreciation rights during the 2003 fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
					5%	10%
Robert L. Howard-Anderson (2)	3,000,000	11.2%	$0.105	7/10/2013	$198,102	$502,029
Robert L. Howard-Anderson (3)	150,000	0.6%	0.105	/10/2013	9,905	25,101
Robert L. Howard-Anderson (3)	75,000	0.3%	0.125	11/18/2013	5,896	14,941
Howard M. Bailey (2)	1,000,000	3.7%	0.105	7/10/2013	66,034	167,343
Pete S. Patel (2)	750,000	2.8%	0.105	7/10/2013	49,525	125,507
Pete S. Patel (3)	57,876	0.2%	0.105	7/10/2013	3,822	9,685
Pete S. Patel (3)	57,876	0.2%	0.125	11/18/2013	4,550	11,530
Mark Rumer (2)	1,000,000	3.7%	0.105	7/10/2013	66,034	167,343
Russell J. Sharer (2)	1,000,000	3.7%	0.105	7/10/2013	66,034	167,343
Russell J. Sharer (3)	61,500	0.2%	0.105	7/10/2013	4,061	10,292
Russell J. Sharer (3)	61,500	0.2%	0.125	11/18/2013	4,835	12,252
Arthur L. Schultz (2)	—	—	—	—	—	—

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of its future common stock prices. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise.
(2)	These options have a term of ten years and vest over four years, with 25% of the option shares vesting one year after the option grant date and the remaining option shares vesting in equal monthly installments over the succeeding thirty-six months.
(3)	These options have a term of ten years and vest over the succeeding three months in equal installments.

The exercise price for each option is equal to the fair value of the common stock on the date of grant; the closing stock price of our common stock.

Aggregated option exercises and fiscal year-end values

The following table provides information, with respect to each of our executive officers named above in the summary compensation table, concerning unexercised options held by them at the end of that fiscal year. None of the named executive officers exercised any stock options or stock appreciation rights during the 2003 fiscal year, and no stock appreciation rights were held by any named executive officer at the end of such year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

	Number of Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert L. Howard-Anderson	1,693,801	4,790,398	$30,626	$50,308
Howard M. Bailey	900,000	2,500,000	15,750	31,250
Pete S. Patel	1,056,850	1,032,224	1,441	5,560
Mark Rumer	391,084	1,372,666	8,316	13,229
Russell J. Sharer	738,820	1,298,476	22,590	15,875
Arthur L. Schultz	416,667	583,333	—	—

(1)	Determined based on the closing selling price per share of our common stock on the OTC Bulletin Board on December 26, 2003, less the option exercise price payable per share.

Employment contracts and change in control arrangements

Robert L. Howard-Anderson, our current president and chief executive officer, is a party to an employment agreement with us, which became effective as of February 14, 2002 when he joined Occam CA as senior vice president of product operations. In connection with his employment agreement, Mr. Howard-Anderson was granted an option to purchase 3,259,199 shares of our common stock at an exercise price of $0.09 per share. One-fourth of the shares subject to the option vested one year after the commencement of his employment and the remainder are vesting in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the vesting commencement date. If Mr. Howard-Anderson is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of the option to purchase 3,259,199 shares of our common stock will accelerate and vest to the extent of an additional 25% of the number of shares originally granted.

Howard M. Bailey, our current chief financial officer, is a party to an employment agreement with us, which became effective during June 2002. We agreed to compensate Mr. Bailey for the reasonable travel expenses between his home in the San Francisco Bay Area and our principal executive offices in Santa Barbara. We agreed to grant Mr. Bailey an option to purchase 2,400,000 shares of our common stock, 1,000,000 shares of which were granted as of June 17, 2002 at an exercise price of $0.20 per share, and 1,400,000 of which were granted on December 17, 2002 at an exercise price of $0.08 per share. One-fourth of the shares subject to the option vest one year after the commencement of his employment and the remainder will vest in equal installments each month thereafter so that the option will be fully vested and exercisable four years from the vesting commencement date. If Mr. Bailey is involuntarily terminated within twelve months following an acquisition of over 50% of our then-outstanding voting securities or a merger or consolidation in which we do not own more than 50% of the surviving entity, or through a sale or disposition of all or substantially all of our assets, vesting on the unvested portion of the options to purchase 2,400,000 shares of our common stock will accelerate and vest to the extent of an additional 25% of the number of shares originally granted.

The compensation committee of the board of directors, as the plan administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the chief executive officer, or any other executive officer, or any unvested share issuances actually held by such individual, in connection with certain changes in control of our company or the subsequent termination of the officer’s employment following the change in control event.

Certain Transactions

Indemnification Agreements

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director and officer against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We also provide director and officer liability insurance to our directors and officers at our expense. We have been named as defendants in a number of securities class action lawsuits relating to our restatement of financial results for the 2000 fiscal year, and interim periods therein. We have also been named as defendants in several class action lawsuits generally referred to as “IPO Allocation” and “Florida IPO Allocation” claims relating to our initial public offering in June 2000. Certain of our former officers and directors and one of our current directors, Steven Krausz, have been named as co-defendants in these class action lawsuits and we may be required to indemnify these persons in connection with the lawsuits and our director and officer liability insurance provider may be required to pay damages, awards or settlement amounts on behalf of such current and former directors and officers.

Employment Agreement

In connection with his service as our chairman and chief executive officer, we entered into an employment agreement with Mr. Sbona in February 2001. The employment agreement was terminated on the date of the merger between Occam CA and Accelerated Networks. Under the terms of the agreement, we were required to pay Mr. Sbona $1,000 per week, in addition to any compensation he might have received from Regent Pacific. In addition, our board of directors granted Mr. Sbona an option to purchase 3,880,600 shares of our common stock at an exercise price of $1.938 per share. The option has a term of five years and the shares subject to the option have become fully vested and exercisable. Occam CA entered into a note and warrant purchase agreement on November 9, 2001. Concurrent with the execution of the series A purchase agreement we, Occam CA, and investors necessary to effectuate the amendment entered into a first amendment to note and warrant purchase agreement which (i) assigned the rights and obligations of Occam CA under the original agreement to us, and (ii) provided for the discharge of obligations of those party to the original agreement in the event they purchased their share of our series A preferred stock and forewent the warrants they received in connection with the execution of the original agreement. Certain of the investors who have purchased series A preferred stock as described in Proposal One, and who executed the first amendment to note and warrant purchase agreement, are affiliated with members of our board of directors. Thomas C. McConnell, a general partner of New Enterprise Associates, an investor, serves on our board of directors. Robert B. Abbott, a principal of Norwest Venture Partners, an investor, serves on our board of directors. Steven M. Krausz, a managing member of the general partner of U.S. Venture Partners, an investor, also serves on our board of directors. Each of these entities is also a holder of over 5% of our securities, as shown under the caption “Ownership of Securities.”

Series A-2 financing

In November 2003, we sold shares of our Series A-2 Preferred Stock to investment funds affiliated with U.S. Venture Partners (USVP), Norwest Venture Partners (Norwest), and New Enterprise Associates (NEA) as described under Proposal One. In April 2004, investment funds affiliated with USVP and Norwest purchased additional shares. Each of USVP, NEA, and Norwest held in excess of 5% of our outstanding voting stock at the time of the financing, and each continues to hold in excess of 5% of our outstanding common stock and in excess of 5% of our outstanding Series A-2 preferred stock. Affiliates of each of these investment firms currently serve on our board of directors. Director Steven M. Krausz is a managing member of the general partner of USVP. Robert B. Abbott is a principal of Norwest. Thomas C. McConnell is a general partner of NEA.

In March 2004, investment funds affiliated with Alta Partners (Alta), which had not previously invested in Occam, purchased shares of Series A-2 preferred stock representing, after the purchase, approximately 18.0% of our currently outstanding Series A-2 preferred stock and approximately 7.7% of our outstanding common stock, assuming conversion of the outstanding preferred stock. In addition, we issued Alta a warrant to acquire additional shares of Series A-2 preferred. No representative of Alta Partners currently serves on our board of directors, but we have granted Alta board observation rights and, at its election, the right to designate a member of our board of directors at any time.

December 2003 financing

In December 2003, USVP, NEA, and Norwest purchased an aggregate of 1,471,707 shares of our previously designated Series A preferred stock for an aggregate purchase price of $11,037,802. These shares were automatically converted into 111,280,429 shares of our common stock in May 2003. The Series A preferred shares were issued at a price of $7.50 per share and were converted into common stock based on a conversion price of $0.0991, which was equal to 125% of the average of the closing bid and ask prices for our common stock over the ten trading days immediately prior to the issuance of the Series A preferred stock. As noted above, individuals who are affiliated with USVP, NEA, and Norwest currently serve on our board of directors and served on our board of directors at the time of the December 2003 financing. Each of these entities currently holds, and held at the time of the financing, in excess of 5% of our total voting stock.

Statement regarding affiliate transactions

We believe that all of the transactions described above were made on terms no less favorable to Occam than could have been obtained from unaffiliated third parties. All future transactions between Occam and any of its officers, directors, principal stockholders, or their affiliates will be approved by a majority of our board of directors, including a majority of the independent and disinterested outside directors, and will continue to be made on terms no less favorable than could be obtained from unaffiliated third parties.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the company specifically incorporates it by reference in such filing.

The compensation committee is currently comprised of two directors, Steven M. Krausz and Thomas C. McConnell.

It is the duty of the compensation committee to review and determine the salaries and bonuses of our executive officers, including our chief executive officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to our executive officers under our 2000 Stock Incentive Plan.

The compensation committee believes that the compensation programs for our executive officers should reflect our performance and the value created for our stockholders. In addition, the compensation programs should support our short-term and long-term strategic goals and values and should reward individual contribution to our success. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives through the competitive compensation packages we offer to such individuals.

General Compensation Policy. The compensation committee’s policy is to provide our executive officers with compensation opportunities which are based upon their personal performance, our financial performance and their contribution to that performance, and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to our achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between our executive officers and stockholders. As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon our financial performance and stock price appreciation rather than base salary.

Factors. The principal factors that the compensation committee takes into account in establishing each executive officer’s compensation package are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

Base Salary. In setting base salaries, the compensation committee reviews published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the compensation committee’s evaluation of the officer’s personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. Our performance and profitability may also be a factor in determining the base salaries of executive officers.

Annual Incentives. The annual incentive bonus for the chief executive officer is based on a percentage of his base pay but is adjusted to reflect the actual financial performance of the company in comparison to our business plan. Our other executive officers are also awarded annual incentive bonuses equal to a percentage of base salary on the basis of our performance to plan, with additional consideration given to attainment of individual goals.

Long Term Incentives. Stock options granted to our executive officers are designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option typically becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. The compensation committee may approve grants with different vesting schedules in order to reward or provide an incentive to an executive officer.

The size of the option grant to each executive officer, including the chief executive officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

CEO Compensation. The compensation paid to Robert L. Howard-Anderson, our chief executive officer, is based on upon the terms of his employment agreement. In setting the total compensation payable to our chief executive officer for fiscal 2003, the compensation committee seeks to make that compensation competitive with the compensation paid to the chief executive officers of companies similarly situated in our industry, while at the same time assuring that a significant percentage of compensation was tied to our performance and stock price appreciation.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation not considered to be performance-based. Non-performance based compensation paid to our executive officers for the 2003 fiscal year did not exceed the $1,000,000 limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to our executive officers for fiscal 2002 will exceed that limit. The 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1,000,000 limitation. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1,000,000 limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1,000,000 level.

It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interests of our stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the compensation committee of the board of directors.

Thomas C. McConnell	Steven M. Krausz

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information contained in this report will not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the company specifically incorporates it by reference in such filing.

Throughout 2003, the audit committee was comprised of three directors, Steven M. Krausz, Thomas C. McConnell and Robert B. Abbott.

The following is the report of the audit committee with respect to the audited financial statements for the fiscal year ended December 31, 2003, which include the consolidated balance sheets as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2003, and the notes thereto.

Review with Management. The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The audit committee oversees our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003. This review included a discussion of the quality and the acceptability of our financial reporting and controls, including the clarity of disclosures in the financial statements.

Review and Discussions with Independent Accountants. The audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities), and has discussed with PricewaterhouseCoopers LLP their independence from us.

Conclusion. Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Submitted by the audit committee of the board of directors.

Steven M. Krausz	Thomas C. McConnell	Robert B. Abbott

STOCK PERFORMANCE GRAPH

The graph depicted below shows a comparison of cumulative total stockholder returns for our common stock, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the period from June 23, 2000, to December 31, 2003.

COMPARISON OF CUMULATIVE TOTAL RETURN* AMONG

OCCAM NETWORKS, INC.,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ TELECOMMUNICATIONS INDEX

* $100 invested on 06/23/00 in stock or index, including reinvestment of dividends, through December 31, 2003.

The graph assumes that $100 was invested in our common stock on June 23, 2000, and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the preceding stock performance graph are not deemed filed with the Securities and Exchange Commission and will not be incorporated by reference into any such prior filings or into any future filings made by us under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our board of directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their 2003 fiscal year transactions in the common stock and their common stock holdings, and (ii) the representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2003 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the 2003 fiscal year, as filed with the Securities and Exchange Commission, has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

OTHER MATTERS

We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

BY ORDER OF THE BOARD OF DIRECTORS OF

OCCAM NETWORKS, INC.

/s/ Howard M. Bailey

Howard M. Bailey, Chief Financial Officer and Secretary

Santa Barbara, California

September     , 2004

ANNEX A

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OCCAM NETWORKS, INC.

Adopted in accordance with Section 242 of the General Corporation Law of Delaware,

Howard M. Bailey certifies that:

1. He is the duly elected Chief Financial Officer and Secretary of Occam Networks, Inc., a Delaware corporation (the “Corporation”).

2. The first paragraph of Article IV of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue Seven Hundred and Fifty-Five Million (755,000,000). Seven Hundred and Fifty Million (750,000,000) shares shall be Common Stock, par value $0.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.”

3. The following paragraph of Article X of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby re-adopted in its entirety:

“The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles IV, V, VI, VII, VIII, IX and this Article X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of the Corporation entitled to vote at an election of directors.”

4. This Certificate of Amendment has been duly approved by the Company’s Board of Directors in accordance with Section 242 of the Delaware General Corporation Law.

5. This Certificate of Amendment has been duly approved by the Company’s stockholders in accordance with Section 242 of the Delaware General Corporation Law.

I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this Certificate of Amendment is my act and deed.

Executed at Santa Barbara, California, this      day of             , 2004.

Howard M. Bailey,
Chief Financial Officer and Secretary

ANNEX B

CERTIFICATE OF

OCCAM NETWORKS, INC.

INCREASING NUMBER OF SHARES OF PREFERRED STOCK

DESIGNATED AS

SERIES A-2 CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

I, Howard M. Bailey, do hereby certify:

1. That I am the duly elected and acting Chief Financial Officer and Secretary of Occam Networks, Inc., a Delaware corporation (the “Company”).

2. On November 18, 2003, the Board of Directors of the Company approved resolutions designating as “Series A-2 Convertible Preferred Stock” (the “Series A-2 Preferred”) an aggregate of 3,000,000 of the shares of Preferred Stock that the Company is authorized to issue pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), all as set forth in the Certificate of Designation of Series A-2 Convertible Preferred Stock of Occam Networks, Inc. filed with the Secretary of State of the State of Delaware on November 19, 2003 (the “Certificate of Designation”)

3. Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), and unless otherwise set forth in the Certificate of Incorporation or the Certificate of Designation, the Company may by resolution or resolutions adopted by the Company’s Board of Directors increase the number of shares of its authorized Preferred Stock designated as Series A-2 Preferred (but not above the total number of authorized shares of such class).

4. Pursuant to such Section 151(g) of the DGCL, the Certificate of Incorporation, and the Certificate of Designation, on                  , 2004, the Board of Directors of the Company, acting by written consent in accordance with Section 141(f) of the DGCL and the Company’s Bylaws, adopted and approved the following resolutions with the effect of increasing the number of shares of Series A-2 Preferred designated pursuant to the Certificate of Designation from 3,000,000 to 3,250,000:

RESOLVED: That in order to accommodate the issuance of additional shares of Series A-2 Preferred in [a proposed offering], the Board of Directors hereby approves an amendment to the Certificate of Designation relating to the Series A-2 Preferred (the “Certificate of Designation”) to increase the number of shares of the Company’s Preferred Stock designated as Series A-2 Preferred from 3,000,000 to 3,250,000;

RESOLVED FURTHER: That the appropriate officers of the Company are hereby authorized and directed to take such action as may be necessary and appropriate, in consultation with legal counsel, to file a certificate of amendment to the Certificate of Designation to effect the foregoing increase in the number of shares of the Company’s Preferred Stock so designated, and such certificate, in the form so prepared and filed with the Secretary of State of Delaware, is hereby ratified and approved.

IN WITNESS WHEREOF, Occam Networks, Inc. has caused this Certificate to be executed by Howard M. Bailey, its Chief Financial Officer and Secretary, this      day of             2004.

OCCAM NETWORKS, INC.

Howard M. Bailey

OCCAM NETWORKS, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 21, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

OCCAM NETWORKS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held                     , 2004, and the Proxy Statement and appoints Robert L. Howard-Anderson and Howard M. Bailey, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock and Preferred Stock of Occam Networks, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the principal executive offices of Occam Networks, Inc. located at 77 Robin Hill Road, Santa Barbara, California 93117, on                     , 2004, at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy will be voted in the manner set forth in the accompanying proxy statement.

1.	To approve an amendment to our amended and restated certificate of incorporation to increase the authorized number of shares of common stock of the company from 400,000,000 shares to 750,000,000 shares, to increase the number of shares of preferred stock designated as Series A-2 preferred stock from 3,000,000 shares to 3,250,000 shares in Article X and to increase the total number of shares the company is authorized to issue from 405,000,000 shares to 755,000,000 shares.

2.	To approve an amendment to our amended and restated certificate of incorporation to re-adopt provisions of our certificate of incorporation that require the approval of at least 66 2/3% of our outstanding voting stock in order to effect certain amendments to our certification of incorporation.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To elect the following directors to serve until the next annual stockholders’ meeting or until their successors are duly elected or appointed and qualified or until their earlier resignation or removal.

	FOR	WITHHOLD AUTHORITY TO VOTE
Robert L. Howard-Anderson	☐	☐
Steven M. Krausz	☐	☐
Thomas C. McConnell	☐	☐
Robert B. Abbott	☐	☐
Robert E. Bylin	☐	☐

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the 2004 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

6.	Please print the name(s) appearing on each stock certificate(s) over which you have voting authority. If there is more than one owner of a stock certificate, each owner should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.

(Print Name(s) on Stock Certificate)
(Authorized Signature)	Dated:

(Authorized Signature)	Dated: